Exhibit 10.8

Execution Copy

TRADEWEB MARKETS LLC

January 31, 2019

Mr. Lee Olesky

c/o Tradeweb Markets LLC

1177 Avenue of the Americas

New York, NY 10036

Dear Lee:

It is my pleasure to confirm the terms and conditions under which you will continue your employment with Tradeweb Markets LLC (the “Company”), which terms and conditions hereby amend and restate the employment agreement by and between you and the Company dated as of December 11, 2015 and amended on February 2, 2018 in its entirety.

Set forth below are the terms of your employment with the Company:

1.           You will be employed to serve on a full-time basis pursuant to the terms of this agreement (the “Agreement”) as Chief Executive Officer (the “CEO”) of the Company and the term of your employment hereunder shall commence on the date hereof and shall continue until December 31, 2020, unless sooner terminated pursuant to Section 5 of this Agreement (the “Term”). The Term shall automatically renew on January 1, 2021 and each subsequent anniversary thereof and shall continue on the same terms hereunder for additional periods of one (1) year each, unless terminated by either party by receipt of written notice by the other at least ninety (90) days prior to the end of the Term. For so long as you are the CEO, you will report directly and exclusively to the Board of Managers of the Company and to the Chief Revenue Officer, or similar role, of Refinitiv, and, following any “Initial Public Offering” (as defined in Section 10 of this Agreement), to the board of directors of Tradeweb Markets Inc. (in each case, the applicable board, the “Board”). As CEO of the Company you shall at all times be the senior most executive officer and have duties, powers and authorities customarily associated with such position in a company the size and nature of the Company. Your principal place of employment will be the New York metropolitan area, subject to reasonable and customary travel on behalf of the Company. For so long as you are the CEO you will also be a member of the Board. You shall be allowed, to the extent that such activities do not materially interfere with the performance of your duties and responsibilities hereunder, to manage your personal and family financial and legal affairs and to serve on corporate, civic, not-for-profit, charitable or industry boards and advisory committees, provided that you shall serve on for-profit corporate boards of directors and advisory committees only if approved in advance by the Board, in any case, notwithstanding any more restrictive provision in the Company Code of Business Conduct and Ethics or Company Employee Handbook referenced in Section 9 below. The Board hereby approves your service on the boards of directors of Credit Benchmark Limited so long as such service does not materially interfere with your obligations to the Company under this Agreement.

2.           Effective as of January 1, 2019, your base salary will be at the rate of $770,000. As determined by the Board, your salary may continue at such same or higher rate, but not lower rate, less applicable deductions, and payable in accordance with the Company’s normal payroll practices.

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3.           You will be eligible to participate in an annual bonus plan for each calendar year ending during the Term. Your annual target bonus for 2019 and thereafter will be $3.5 million, subject to adjustment upward (but not downward) as determined by the Board. The actual amount of your bonus for 2019 will be dependent on the Company attaining certain annual revenue growth (0% to 12% range, with 9% growth relative to 2018 results at target; 200% maximum payout and straight-line interpolation between threshold, target and maximum results) and adjusted EBITDA margin targets (40.5% to 46% range, with 44% at target; 200% maximum payout and straight-line interpolation between threshold, target and maximum results). For 2019, performance metrics will be equally weighted and adjusted EBITDA refers to EBITDA excluding option grant expense and one-time Initial Public Offering advisor fee expense, and further adjustments to financial metrics for any year will be made on a basis consistent with the Company’s past practice in connection with your bonus determinations. The Company will provide you with a schedule illustrating the payout formula no later than March 30 of each calendar year to which its provisions apply. If the Company fails to provide you with updated metric/payout curves by March 30 of the applicable calendar year after 2019, then the prior year’s metric/payout curves will be adjusted based on the current year’s budgeted revenue and apply with respect to the year in which such updated curves were not timely provided. Subject to Section 5 hereof, you must be an active employee at the end of the applicable calendar year in order to receive the annual bonus. Any bonus payable hereunder shall be paid by March 14 of the calendar year immediately following the applicable performance year.

4.           You will continue to be entitled to participate in the executive employee benefit programs, policies, plans and arrangements of affiliates of the Company. You will be entitled to receive six (6) weeks’ paid vacation per full calendar year in accordance with the Company’s vacation policy as in effect from time to time.

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5.           If the Company terminates your employment without Cause or you resign for Good Reason or the Company elects not to renew this Agreement prior to the expiration of this or any subsequent renewal term and the Agreement and your employment is terminated by the Company or, prior to an Initial Public Offering, your employment ends due to your death or Disability (as each such term is defined below), you will receive the following: (i) eighteen (18) months of your base salary, payable in equal monthly installments in accordance with the Company’s normal payroll cycle following the date of termination; (ii) 100% of the average annual bonus earned by you for the two calendar years ending immediately prior to the year of termination, payable in eighteen (18) equal monthly installments in accordance with the Company’s normal payroll cycle following the date of termination (the amounts and benefits specified in subsection (i) and this subsection (ii) are collectively referred to herein as the “Severance Amount”); (iii) a pro rata annual bonus for the year of termination (payable at the time your bonus would otherwise have been paid), calculated based on the actual results of the Company during the year of termination and the number of days prior to termination you were employed by the Company during the year, (iv) (A) to the extent permitted by the applicable plan and applicable law, continuation of the healthcare benefits provided by the Company generally to its active senior executive officers, and on the same terms and conditions as apply to them, from time to time, including employee contributions, for the period from the date of such termination until you reach age 65 or (B) if not permitted, private health insurance for you on substantially similar terms and conditions set forth in (A) (together, the “Health Benefits”); and (v) earned but unpaid base salary, accrued vacation pay and unreimbursed business expenses payable pursuant to the policies of the Company and any other benefits you are entitled to under the employee plans of the Company (the amounts and benefits specified in this subsection (v) are collectively referred to herein as the “Accrued Amounts”). You will not have the right to receive any other payments or benefits under this Agreement. To receive your severance payments and benefits after termination of your employment, you will be required to continue to comply with the nondisclosure, noncompetition and non-solicitation provisions in Sections 7 and 8 below. The payments and benefits in this Section 5 are subject to the condition that you have delivered to the Company an executed and effective copy of a release substantially in the form attached hereto as Exhibit A (with such changes as may be required under applicable law), and you have not revoked such release, within thirty (30) days after your separation from service and any payment that otherwise would be made within such thirty (30) day period shall be paid at the expiration of such thirty (30) day period. “Cause” means any of the following that remains uncured (if curable) for ten (10) days after your receipt of written notice thereof from the Company: (a) you have engaged in dishonesty, gross negligence or willful misconduct of more than a de minimis nature, in each case, with regard to the Company that is demonstrably injurious to the Company, (b) you have failed to attempt, in good faith, to substantially perform your duties with the Company (other than as a result of your physical or mental incapacity), (c) you have failed to attempt, in good faith, to follow the lawful written direction of the Board or (d) you have been convicted of, or entered a plea of guilty or no contest to, a felony (other than as a result of vicarious liability or a traffic infraction). “Good Reason” means any of the following that remains uncured (if curable) for ten (10) days after the Company’s receipt of written notice thereof from you not later than sixty (60) days following the later of the occurrence of such event or the date you should reasonably have knowledge thereof: (a) you are serving in a position below CEO or are not reporting directly to the Board, (b) a material diminution of your duties, responsibilities or authority or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your then position, (c) the Company has reduced your annual salary or your annual bonus target, (d) the Company has required you to relocate your principal place of employment by more than fifty (50) miles, (e) a “Change of Control” (as defined in the Company’s 2018 Share Option Plan) has occurred (which, for the avoidance of doubt, shall not include an Initial Public Offering) or (f) any material breach by the Company of this Agreement. In the event that your employment is terminated for Cause or you resign without Good Reason during the Term, the Company shall have no obligation to pay any compensation or provide any benefits to you for any period after the effective date of your termination or resignation except for the Accrued Amounts. “Disability” means that you have been unable to perform your duties under this Agreement as a result of a physical or mental illness or incapacity for a period of one hundred-eighty (l80) consecutive days.

If your employment ends by reason of your Retirement (as defined in the Company’s 2018 Share Option Plan), then you shall be entitled to continuation of the Health Benefits from the date of such termination until you reach age 65 and the Accrued Amounts, and you will not have the right to receive any other payments or benefits under this Agreement (but you shall be entitled to any rights that you have under outstanding option or other incentive award agreements).

6.           You will receive a grant of PRSUs or other similar equity-based awards in January 2019 with a grant value of $3.392 million. For this purpose, “grant value” shall be determined consistent with the Company’s prior practice in communicating to you the value of your PRSU awards. You shall not be entitled to any additional grants of PRSUs.

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7.           You agree and understand that in your position with the Company, you have been and will be exposed to and will receive confidential and proprietary information relating to the affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, and expansion plans of the Company and its affiliates (including, without limitation, confidential and proprietary ideas, research and development, know how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing-plans and proposals) (collectively, the “Confidential Information”); provided, however, that the term “Confidential Information” shall not apply to information which is of public record, disclosed or available to the industry generally. You agree that at all times during your employment with the Company and thereafter, except as you determine in good faith to be appropriate in the discharge of your duties with the Company and its affiliates, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with your employment with the Company, unless required by law to disclose such information, in which case you shall, to the extent permitted, provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of your employment with the Company, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or prior to your employment with the Company, and any copies thereof in your (or capable of being reduced to your) possession; provided, that you shall be entitled to retain (a) personal items, (b) your rolodex or other list of contacts, and (c) information relating to your compensation, employee benefits and tax records. Notwithstanding the foregoing, nothing herein shall prevent you from disclosing Confidential Information to the extent required by law. Additionally, nothing herein shall preclude your right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (each, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude your right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in any related court proceeding, provided that you file any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

8.           You hereby agree that during the Restriction Period (as defined below) you will not, whether acting individually or through any person, firm, corporation or any other entity:

(i)          directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, or are otherwise listed on an internationally recognized stock exchange, standing alone, be prohibited by this Section 8(i), so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged in any geographic area in any business conducted by or proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plans as in effect at that time;

(ii)         directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates; or

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(iii)        directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of their customers or clients so as to cause harm to the Company or its affiliates.

For purposes of this Section 8, the “Restriction Period” shall mean, the period of your employment with the Company, as well as, (x) the eighteen (18) month period following termination of your employment by the Company without Cause or by you with Good Reason and (y) the twelve (12) month period following the termination of your employment for any other reason; provided, however that if the termination of your employment is by you without Good Reason your service as a non-executive director or in a similar capacity with respect to a Restricted Enterprise shall not be deemed to violate clause (i) unless such Restricted Enterprise is ICAP, IHS Markit, MarketAxess or Bloomberg, in which case your service as a non-executive director shall be not be permitted during the six (6) month period following your termination of employment.

9.           You agree that the provisions of Sections 7 and 8 hereof shall survive a non-renewal of the Agreement. You and we agree that you have executed the following documents (and will execute any updates applicable to employees of the Company generally) but that any provisions in the following documents with respect to termination of employment shall not apply to you (it being understood that this Section 9 is not intended to impact your obligation to comply post-termination with business conduct, ethics, confidentiality, intellectual property and other similar policies as set forth therein):

(i)	Company Code of Business Conduct and Ethics,

(ii)	Company Employee Handbook, and

(iii)	Company Confidential Information and Invention Assignment Agreement.

10.         You hereby agree to the terms set forth in Exhibit B to this Agreement, which terms shall apply only on and after the first trading date in connection with an Initial Public Offering. For this purpose, an “Initial Public Offering” means (i) the initial bonafide underwritten public offering and sale of equity interests of Tradeweb Markets Inc. through a registration statement (other than a Form S-4 or Form S-8 or any similar or successor forms) filed with, and declared effective by, the Securities and Exchange Commission and pursuant to which such interests are authorized and approved for listing on a national securities exchange, or (ii) a direct listing of the equity interests of Tradeweb Markets Inc. on a national securities exchange.

11.         If you are a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), to the extent required by Section 409A, payment of the Severance Amount shall be delayed until the day after the first to occur of (i) the day which is six months from the date of your termination and (ii) the date of your death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

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12.         This Agreement contains the entire understanding of the parties with respect to your employment by the Company and shall supersede any prior employment agreements between you, the Company and any predecessor. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

13.         Notwithstanding any of the foregoing to the contrary, in no event will the transfer of your employment from the Company to an affiliate of the Company at any time be deemed a termination of employment with the Company, provided that you shall have the right to resign with Good Reason after any such transfer (unless such transfer is to a subsidiary of the Company, provided that the transfer to the subsidiary does not have an effect described in the definition of Good Reason).

14.         In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due under this Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

15.         This Agreement shall be governed by and construed in accordance with the laws of New York without reference to principles of conflict of laws.

16.         The Company will provide indemnification to you in respect of your service to the Company to the same extent the Company provides indemnification to its directors and officers generally.

17.         This Agreement shall not be assignable by you, provided that any amount due to you hereunder shall, in the event of your death, be paid to your estate or your designated beneficiary. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided that such acquirer assumes all of the obligations of the Company hereunder in a writing delivered to you. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assignees of the parties hereto.

18.         Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration by an arbitrator, selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association. Such arbitration shall be conducted within twenty-five (25) miles of your most recent primary office location (absent mutual agreement by the parties to do otherwise) pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect or in New York. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of New York will govern. The parties shall each bear their own costs in the arbitration, except that to the extent any dispute relates to whether your employment was terminated for “Cause,” “Good Reason” or by reason of your “Disability,” the Company will pay your legal fees if you prevail on the merits of such issue.

19.         This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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If you find this Agreement correctly sets forth the terms under which you agree to continue your employment with the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to the Company.

Very truly yours,

TRADEWEB MARKETS LLC

/s/ Douglas Friedman
Name: Douglas Friedman
Title: General Counsel

The foregoing correctly sets forth the terms of my employment with the Company following the date hereof. I acknowledge that this Agreement supersedes any and all prior employment-related understandings, offers or agreements, whether oral or written, with the Company or its affiliates and that there are no other terms express, or implied. I am not relying on any representations other than as set out above.

/s/ Lee Olesky
Lee Olesky

Acknowledged and agreed:

TRADEWEB MARKETS INC.

/s/ Douglas Friedman
Name: Douglas Friedman
Title: General Counsel

EXHIBIT A

GENERAL RELEASE

1.           General Release. In consideration of the payments required to be made pursuant to Section 5 of that certain Agreement dated January 31, 2019 (the “Severance Payments”), the sufficiency of which Lee Olesky (the “Employee”) acknowledges, the Employee, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Tradeweb Markets LLC (the “Company”), Refinitiv, Thomson Reuters and each of their present and former subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity arising prior to the date hereof, including, without limitation, any and all claims (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the New York State Human Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state or local statute, excepting only:

(i)	rights of the Employee to the Severance Payments;

(ii)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(iii)	rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or (iii) as an insured under any of the Company’s director’s and officer’s liability insurance policy now or previously in force;

(iv)	claims (i) for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy;

(v)	claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy; and

(vi)	as a holder of equity interests of the Company.

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2.           Restrictive Covenants. The Employee acknowledges and agrees that Employee remains subject to any restrictive covenants between the Employee and the Company Released Parties set forth in Section 7 and 8 of the Agreement, which are incorporated herein by reference.

3.           No Admissions. The Employee acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

4.           Application to All Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

5.           Specific Waiver. The Employee specifically acknowledges that his acceptance of the terms of this General Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive. The Employee specifically acknowledges that he has been advised to review the terms of this General Release with an attorney and that he was given an opportunity to do so.

6.           Revocation. The Employee shall have a period of twenty-one (21) days following the date of termination to consider whether to execute this General Release. If the Employee accepts the terms hereof and executes this General Release prior to the expiration of such twenty-one (21) day period, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this General Release. If no such revocation occurs, this General Release shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven (7) day period has elapsed (the “Effective Date”).

7.           No Complaints or Other Claims. The Employee acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.           Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof

9.           Third Party Beneficiaries. Each Company Released Party is a third party beneficiary of this General Release and may directly enforce its terms.

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IN WITNESS WHEREOF, this General Release has been signed by or on behalf of each of the parties, all as of [________].

Lee Olesky	TRADEWEB MARKETS LLC

Dated:	By:

Name:

Dated:

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EXHIBIT B

PARACHUTE TAX PROVISIONS

This Exhibit B sets forth the terms and provisions applicable to you (the “Employee”) as referenced in Section 10 of the Agreement. This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement.

(a)          To the extent that the Employee would otherwise be eligible to receive a payment or benefit pursuant to the terms of the Agreement or any equity compensation or other agreement with the Company or any subsidiary or otherwise in connection with, or arising out of, the Employee’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) and reasonably acceptable to the Employee determines, but for this sentence, would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Employee whichever of the following two alternative forms of payment would result in the Employee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). The Company and Employee agree to make all reasonable efforts to avoid (or minimize) any reduction pursuant to a Reduced Payment, through modification of the terms or conditions or compensatory payments or arrangements or otherwise.

(b)          If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) reduction of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) reduction of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be reduction, acceleration of vesting of full value awards shall be made before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be reduced in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be reduced before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Employee may designate a different order of reduction.

(c)          For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): more likely than not (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

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(d)          All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Employee.

(e)          In the event of a Full Payment, the federal tax returns filed by the Employee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Employee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)          In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Employee but the Employee shall control any other issues. In the event that the issues are interrelated, the Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of the Company to accompany the Employee, and the Employee and his representative shall cooperate with the Company and its representative.

(g)          The Company shall be responsible for all charges of the Accountants.

(h)          The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

(i)          Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

(j)          Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit B shall be paid to the Employee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Employee or where no taxes are required to be remitted, the end of the Employee’s calendar year following the Employee’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)          The provisions of this Exhibit B shall survive the termination of the Employee’s employment with the Company for any reason and the termination of the Agreement.

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